Exhibit 10.1

Dyax Corp. 300 Technology Square Cambridge, MA 02139

CONFIDENTIAL DOCUMENT

September 18, 2007

Dr. William Pullman
193 Hutchins Rd
Carlisle MA 01741

Dear Bill,

On behalf of Dyax Corp., this letter will confirm our offer of employment to you for the position of Executive Vice President and Chief Development Officer. The terms of our offer are as follows:

Supervision:

You will be reporting directly to the Company's Chairman, President and Chief Executive Officer, Henry Blair.

Responsibilities:

As Executive Vice President and Chief Development Officer, you will be responsible for (i) supervising and managing the strategic operation of the Clinical, Medical Affairs, Regulatory, Quality and Program Management departments (ii) such other duties as the Company's President shall designate. All such duties will be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations. In performing these duties, you agree to devote substantially all of your working time and efforts to the business and affairs of Dyax and its affiliates.

Salary and Bonus:

As an exempt employee you will receive an annual salary of $325,000 to be paid in accordance with Dyax's standard payroll practice. Currently, our payroll is paid on a bi-weekly basis.

In addition to your base salary, you will be eligible for an annual bonus targeted at thirty-seven and half percent (37.5%) of your base salary. Bonus eligibility and amounts will be subject to (i) the attainment of specific departmental objectives (1/2 weight) and corporate objectives (1/2 weight). For exceptional performance beyond specified goals, target bonuses can be adjusted up to 120% in any category (departmental and/or corporate). Please note however, that you must be an employee at the time of the scheduled bonus payment to receive the bonus. For the calendar year ending December 31, 2007 your determination of eligibility and amounts for this bonus will be based on your annual salary of your $325,000 and will not be prorated. The actual plan for each year is subject to the approval of the Compensation Committee of the Board of Directors.

Additionally, Dyax will provide you a sign on bonus of $50,000.00 to be payable in your first paycheck in accordance with Dyax's normal payroll procedures. Please note that if you are terminated for cause or voluntarily resign your position within the first year from your start date, you will need to repay the sign on bonus.

Stock Options:

Effective as of the first day of your employment, Dyax will grant you an Incentive Stock Option to purchase 100,000 shares of Dyax common stock at a purchase price equal to the closing price of Dyax's common stock on the first day of your employment. The option will be subject to the provisions of Dyax's 1995 Equity Incentive Plan (the "Plan") and the Stock Option Award Agreement to be entered into by you and Dyax following the grant, which in relevant part will require that such option (i) vests in equal monthly installments over four years; (ii) expires 10 years from the grant date; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of your employment.

Benefits:

You will eligible to participate in Dyax's employee benefits in the same manner provided generally to Dyax's exempt employees, including health and dental insurance, 401(k) savings plan, disability insurance and life insurance. A package describing these benefits is enclosed.

Vacation:

Over the first year of your employment, you will accrue 20 days of vacation. Thereafter, you will continue to accrue according to the Dyax vacation policy, up to a maximum of thirty (30) days of vacation per year. All vacation is to be taken in accordance with Dyax's vacation policy. In addition, should you become ill, you will be allowed up to five (5) paid sick days, provided that any unused sick days will not to be carried over from year to year and will not to be cashed out upon termination.

Termination:

All employees at Dyax are employed at will. "Employment at will" refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship. While we ask that all senior executives provide at least ninety (90) days prior notice, you will be free to resign at any time. Similarly, Dyax reserves the right to terminating your employment at any time, with or without cause and with or without prior notice.

However, in the event you are terminated by the Company without "cause," Dyax agrees to continue paying you your monthly base salary for six (6) months as severance. All accrued vacation time will be paid upon termination. Medical and dental benefits will continue during the period when you are receiving severance and all accrued vacation time will be paid upon termination. Other than these benefits and your rights under COBRA, all other benefits and vesting of your stock options will terminate as of your date of termination.

If your employment is terminated for "cause" by the Company or is terminated by you for any reason, your compensation, benefits, and stock option vesting will cease as of the termination date. For purposes of this offer, "cause" will mean:

(i)
the willful and continued failure by you to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), as determined by the Company's CEO; or

(ii)	any act of material misconduct (including insubordination) or the commission of any act of dishonesty or moral turpitude in connection with your employment, as determined by the Company's CEO; or
(iii)	the conviction of a felony or a crime involving moral turpitude.

Change of Control Agreement:

Additionally, the company has agreed to provide you with additional benefits in the event your employment within the company is terminated after a "change in control" on the same terms as has previously been offered to other senior executives of the company. A copy of the letter containing such terms (the `Change of Control Agreement") is enclosed for your review.

Confidentiality Agreement:

You will be required to sign Dyax's Standard Employee Confidentiality Agreement on or before your first day of work. A copy is enclosed for your review. The Confidentiality Agreement obligates you not to disclose confidential information you may learn during your employment with Dyax, to assign to Dyax rights in inventions or other intellectual property developed in the course of your employment and not to solicit employees or business away from, or engage in competition against, Dyax for a period of one year following any termination of your employment.

Additional Documents and Company Policies:

You will also be required to sign a Certificate of Acknowledgment under which you acknowledge that you have read and agree to comply with Dyax' s Corporate Communications, Disclosure and Insider Trading/Reporting Policy, Dyax' s Code of Ethics and the Audit Committee Procedures for Handling Complaints. A copy of each of these documents is also enclosed. Any failure by you to abide by the Company's internal policies shall be considered material misconduct.

If this offer letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Dyax the enclosed copy of this letter, along with the Change of Control Agreement and Confidentiality Agreement referenced above. Such documents will then constitute the complete agreement with respect to your employment by Dyax, and will supercede all prior oral or written agreements relating to such matters, including, without limitation, the Consulting Agreement.

Sincerely,

/s/ Henry E. Blair
Henry E. Blair
Chairman, President and Chief Executive Officer

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ William Pullman
William Pullman MD